EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
JULY 24, 2006		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2006 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $536 million community bank holding company with five bank subsidiaries, announced its highest quarterly earnings in ten consecutive quarters of positive earnings results. Premier realized income of $2,000,000 (38 cents per share) during the quarter ending June 30, 2006, a 175% increase over the $727,000 of net income reported for the second quarter of 2005. On a per share basis, Premier earned $0.38 during the second quarter 2006, a 171% increase over the $0.14 per share earned during the second quarter of 2005. The increased earnings in 2006 were primarily the result of a 9.5% increase in net interest income, a negative provision for loan losses, and a 10.4% decrease in non-interest expenses.

Net interest income for the quarter ending June 30, 2006 totaled $5.360 million, compared to $4.893 million of net interest income earned in the second quarter of 2005 and $5.204 million earned in the first quarter of 2006. When compared to the second quarter of 2005, net interest income has increased 9.5% due to increases in interest income from loans, up $698,000, and federal funds sold, up $127,000, and reflects $161,000 of net interest expense savings from the early retirement of $5.0 million of Premier’s trust preferred securities (NASDAQ/NMS-PFBIP) on December 31, 2005, and the refinancing of $7.0 million of Premier’s trust preferred securities (NASDAQ/NMS-PFBIP) with bank debt on January 31, 2006. The interest expense savings, however, was more than offset by $531,000 of additional interest expense on deposit accounts as a result of rising interest rates. The 3.0% increase in net interest income, when compared to the first quarter of 2006, is largely due to a $315,000 (5.2%) increase in interest income on loans. The increase in interest income was partially offset by $191,000 of additional interest expense on deposit accounts as a result of rising interest rates.

During the quarter ending June 30, 2006, Premier reversed provisions to the allowance for loan losses (negative provisions) of $819,000 compared to $191,000 of additional provisions made during the same period of 2005 and $194,000 of negative provisions in the first quarter of 2006. Premier has made quarterly negative provisions since the third quarter of 2005. The negative provision made in the second quarter of 2006 was the result of continued improvement in the estimated credit risk at banks formerly subject to regulatory agreements, a significant volume of recoveries on loans previously charged-off, and payments on loans previously identified as having significant credit risk at Farmers Deposit Bank. Future provisions to the allowance for loan losses, positive or negative, will depend on future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans having significant credit risk. As a result of the charge-off of previously identified troubled credits, the negative provision and an increase in total loans outstanding, the allowance for loan losses at June 30, 2006 decreased to 2.10% of total loans compared to 2.40% of total loans at year-end 2005.

President and CEO Robert W. Walker commented, “The earnings results for the second quarter of 2006 were certainly impacted positively by our continued negative provisions for loan losses. We are certainly pleased with the collection efforts on the troubled loans in the Farmers Deposit Bank portfolio. However, we are equally pleased with continued improvement in the financial fundamentals of the whole company. Net interest income is up nearly 10% over last year, loan income is up 12.2% and the cost to operate the company continues to decline.”

Net overhead for the quarter ending June 30, 2006 totaled $3.161 million. This compares to $3.660 million in the second quarter of 2005, and $3.346 million in the first quarter of 2006. Second quarter 2006 net overhead was lower than the second quarter 2005 largely due to conversion costs incurred in the second quarter of 2005. However, other factors lowering the company’s net overhead costs include an increase in electronic banking revenue, lower staff costs, lower occupancy and equipment expenses, lower professional fees and recoveries of collection costs and bad check write-offs. These savings more than offset an increase in data processing costs and non-income taxes. When compared to the first quarter of 2006, net overhead decreased due to an 18.8% increase in service charges and fees and a 13.5% increase in electronic banking income, which more than offset an increase in data processing costs. Also included in the first quarter 2006 net overhead was $256,000 of accelerated amortized issuance costs related to a $7.0 million redemption of Premier’s trust preferred securities.

Total assets as of June 30, 2006 of $536 million were up 1.4% from the $528 million of total assets at year-end 2005. The nearly $7.3 million increase in total assets is largely due to an $8.4 million increase in total deposits since year-end. These funds were used to reduce outstanding debt and fund loans. Total loans at June 30, 2006 have increased $13.4 million since year-end. Offsetting some of this increase was a $6.3 million decline in investments as some maturities have been used to fund loan growth. Shareholders’ equity of $56.7 million equaled 10.6% of total assets at June 30, 2006 which compares to shareholders’ equity of $54.3 million or 10.3% of total assets at December 31, 2005. The increase in shareholders’ equity was largely due to the $3.4 million of net income in the first six months of 2006 which was partially offset by a decline in the market value of the securities portfolio. Premier invests in high quality debt securities of U.S. Government agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending June 30, 2006.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2006	2005	2006	2005
Interest Income	8,014	7,172	15,690	14,217
Interest Expense	2,654	2,279	5,126	4,597
Net Interest Income	5,360	4,893	10,564	9,620
Provision for Loan Losses	(819)	191	(1,013)	434
Net Interest Income after Provision	6,179	4,702	11,577	9,186
Non-Interest Income	1,006	991	1,904	1,897
Securities Transactions	-	-	-	-
Non-Interest Expenses	4,167	4,651	8,413	8,884
Income Before Taxes	3,018	1,042	5,068	2,199
Income Taxes	1,018	315	1,701	669
NET INCOME	2,000	727	3,367	1,530

EARNINGS PER SHARE	0.38	0.14	0.64	0.29

Charge-offs	334	660	762	1,210
Recoveries	772	130	1,080	320
Net charge-offs (recoveries)	(438)	530	(318)	890

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2006	2005
ASSETS
Cash/Due From Banks/Fed Funds	36,911	34,892
Securities Available for Sale	131,070	137,419
Loans (net)	334,935	320,825
Other Real Estate Owned	537	2,049
Other Assets	16,349	17,323
Goodwill	15,816	15,816
TOTAL ASSETS	535,618	528,324

LIABILITIES & EQUITY
Deposits	444,274	435,843
Fed Funds/Repurchase Agreements	9,476	9,317
Other Debt	14,669	9,736
Junior Subordinated Debentures	8,505	15,722
Other Liabilities	1,961	3,419
TOTAL LIABILITIES	478,885	474,037
Stockholders’ Equity	56,733	54,287
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	535,618	528,324

TOTAL BOOK VALUE PER SHARE	10.83	10.37

Non-Accrual Loans	5,314	3,751
Loans 90 Days Past Due and Still Accruing	1,445	853